January 1, 2005	EXHIBIT 10.31

Paul Hoffman

Dear Paul:

I am pleased to offer you the position of Executive Vice President, Worldwide Sales with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi and work to help Informatica (“the Company”) be successful powering business insight for global organizations.

You will receive an annual base salary of $300,000.00.

Subject to the terms and conditions of Informatica’s Sales Compensation Plan, you will also receive:

•	Annualized target commission of $250,000.00 based on successfully achieving your sales quota objectives for your region.

•	Your annualized on-target earning is estimated to be $550,000.00

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company’s 401(k) and Employee Stock Purchase Plans. In addition, you will be granted 550,000 new hire stock options, subject to approval by the Board of Directors. The option price will be the closing market price of the stock on your first day of employment with Informatica. In the event your first day of employment occurs on a date the markets are closed, your option price will be the closing market price of the stock on the first trading day following your date of employment. Please note that you must indicate the start date of your employment below (as agreed with your manager) and return this letter to Human Resources prior to your first day of work. Vesting begins as of your hire date and continues over four years, with a one-year cliff vesting for the first 25 percent.

As an executive officer of the Company, you will also be entitled to participate in the Company’s executive severance plan. A copy of the Executive Severance Agreement is attached for your review and signature.

After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. Please return this letter and the agreement to our office as indicated below. This offer and the agreement enclosed herewith are valid through January 4, 2005 after which time this offer shall lapse.

California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.

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This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work. Furthermore, this offer and your employment with Informatica are contingent upon a background check.

Please contact the Benefits Department on your first day of employment to schedule a Benefits Orientation at (650) 385-5535.

A tentative start date has been set for: January 4, 2005. If there is a change please provide an updated start date by indicating it here:                                         .

Please mail the acceptance letter in the enclosed envelope to Informatica, Attention: Employment Department, 2100 Seaport Boulevard Redwood City, CA, 94063 and fax a copy to (650) 385-4131.

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you.

Sincerely,

Sohaib Abbasi

President & CEO	Paul Hoffman

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